UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. _____)

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_X_ Preliminary proxy statement	____ Confidential, for use of the Commission only [as permitted by Rule 14a-6(e)(2)].
____Definitive Proxy Statement
____ Definitive Additional Materials.
____ Soliciting Material Pursuant to §240.14a-12.
National HealthCare Corporation
(Name of Registrant as Specified in Its Charter)
________________________________________ (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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April 4, 2017

Dear Fellow Shareholder:

It is our pleasure to invite you to attend NHC’s 2017 Annual Meeting of Shareholders. The annual meeting will be held on Tuesday, May 9, 2017 at 4:00 PM CDT on the 14th Floor of the City Center located at 100 E. Vine Street, Murfreesboro, Tennessee.

The Notice of Annual Meeting and Proxy Statement in this mailing describe the business items we plan to address at the annual meeting. We also will present a brief report on our business and respond to your questions.

Your vote is very important. Please take the time to cast your vote regardless of the number of shares you own. You have the option to cast your proxy vote by telephone (1-800-690-6903) or online at www.proxyvote.com as provided by Broadridge Financial Solutions. These are quick, cost-effective and easy ways for you to submit your proxy. If you vote by telephone or via the internet, you do not need to return the enclosed proxy card by mail. If you prefer to vote by mail, please promptly sign, date and return the enclosed proxy card in the postage-paid envelope provided.

We look forward to seeing you on Tuesday, May 9, 2017.

Best regards,

Robert G. Adams Chairman of the Board	Stephen F. Flatt Chief Executive Officer
City Center – 100 E. Vine Street – Murfreesboro, TN 37130 – (615) 890-2020

NHC

100 E. Vine Street

Murfreesboro, TN 37130

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2017 Annual Meeting of the Shareholders of National HealthCare Corporation will be held on the 14th Floor of the City Center at 100 E. Vine Street, Murfreesboro, Tennessee, on Tuesday, May 9, 2017, at 4:00 PM CDT. At the meeting, we will vote on the following items and any other matters that are properly presented at the meeting:

1)

The Reelection of W. Andrew Adams, Ernest G. Burgess III, and Emil E. Hassan as directors to hold office for a three (3) year term and the election of Stephen F. Flatt as a new director to hold office for a two (2) year term and until their successors have been duly elected and qualified;

2)

To authorize and approve an amendment to the Certificate of Incorporation of the Company to increase the number of authorized shares from thirty million to forty-five million;

3)

To ratify the “2017 NHC Executive Officer Performance Based Compensation Plan” (the “2017 Compensation Plan”);

4)

To consider an advisory vote on compensation of our named executive officers;

5)

To consider an advisory vote on the frequency of the advisory vote on compensation of our named executive officers;

6)

Transact such other business as may properly come before the meeting or any continuances of it.

The nominees for reelection as directors currently serve as directors of the Company. Mr. Flatt was appointed to the Board effective January 1, 2017.

The Board has chosen the close of business on [Friday, March 10, 2017] as the record date for the determination of shareholders who must be notified of and who are eligible to vote at the meeting or at any postponement or adjournment of the meeting.

Please use the toll-free phone number or vote online at www.proxyvote.com (provided by Broadridge Financial Solutions) or sign, date, and return the proxy card promptly in the enclosed envelope. All proxy materials are also available via the website at www.nhccare.com. If you attend the meeting, you may vote in person even if you have previously mailed a proxy card.

As authorized by the Board of Directors,

John K. Lines
SVP, General Counsel & Secretary

April 4, 2017

Murfreesboro, TN

Your Vote is Important!

NHC

------------------------------------

100 E. Vine Street

Murfreesboro, Tennessee 37130

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PROXY STATEMENT

GENERAL INFORMATION ABOUT THE MEETING

Why are you receiving these proxy materials?

We are providing these proxy materials to you because NHC’s Board of Directors (the “Board”) is asking (or soliciting) shareholders to provide proxies to be voted at our 2017 Annual Meeting of the Shareholders (the “Meeting”). The Meeting is scheduled for Tuesday, May 9, 2017 at NHC’s principal executive office, located on the 14th Floor of the City Center at 100 E. Vine Street, Murfreesboro, Tennessee. Your proxy will be used at the Meeting or at any adjournment or postponement of the Meeting. In this Proxy Statement, we refer to National HealthCare Corporation as “NHC,” “we,” “our” or the “Company.”

What is a proxy?

A proxy is a legal designation of another person to vote your shares. You may authorize the other person by phone or via an Internet website. You also may do so in writing by filling out your proxy card if you hold shares in your own name. If you hold shares through a broker or other nominee, you may instruct your broker or other nominee to vote your shares by following the instructions that the broker or nominee provides to you with these materials. Most brokers offer voting by mail, by completion of a voting instruction card, by telephone or via the Internet.

When is this Proxy Statement (with Annual Report) being mailed?

This Proxy Statement and the proxy card are first being sent to shareholders on or near April 4, 2017. A copy of the Annual Report on Form 10-K for the Company for the year ended December 31, 2016, including audited financial statements, is also enclosed.

Are the proxy materials available on the Internet?

A full set of proxy materials is available on the NHC website at www.nhccare.com. Just click on the button labeled “2017 Proxy Materials” after clicking on the “Investor” tab. Our Company maintains the confidentiality of shareholders who use our website. We do not utilize “cookies” or other tracking features on the NHC website.

What is a shareholder of record?

A shareholder of record or registered shareholder is a shareholder whose ownership of NHC Common Stock is reflected directly on the books and records of the Company’s transfer agent. If you hold NHC Common Stock through an account with a bank, broker or similar organization, you are considered the beneficial owner of shares held in “street name” and are not a shareholder of record. For shares held in street name, the shareholder of record is your bank, broker or similar organization.

How can you vote?

If you are a shareholder of record, you may vote by using the toll-free number or via the Internet at www.proxyvote.com. Your proxy card includes instructions for using these quick, cost-effective and easy voting methods. You also may simply fill out, sign and date your proxy card and mail it in the prepaid envelope included with these proxy materials. If you vote by telephone or the Internet, DO NOT return your proxy card by mail. You will need to follow the instructions when you vote using any of these methods to make sure your vote will be counted at the Meeting. You also may vote by submitting a ballot in person if you attend the Meeting; however, we encourage you to vote by proxy card, by telephone, or via the Internet even if you plan to attend the Meeting.

If you hold shares through a broker or other nominee, you may instruct your broker or other nominee to vote your shares by following the instructions that the broker or nominee provides to you with these materials. Most brokers offer voting by mail (with the completion of a voting instruction card), by telephone and the Internet. If you hold shares through a broker or other nominee and wish to vote your shares at the meeting, you must obtain a legal proxy from your broker or nominee and present it to the inspector of election with your ballot when you vote at the Meeting.

Can I revoke my proxy or change my vote?

You have the power and right to revoke the proxy or change your vote at any time before the Meeting. If you are a shareholder of record, you may change or revoke your proxy by filing with the Secretary of the Company (i) a written revocation or (ii) your proxy with a later date than the prior proxy. Furthermore, if you attend the Meeting, you may elect to vote in person, thereby canceling the proxy. Attendance at the Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request at the Meeting.

If you hold your shares in street name, you may change or revoke your voting instructions by following the specific directions provided to you by your bank, broker or other nominee, or, if you have obtained a legal proxy from your bank, broker or other nominee, by attending the Meeting and voting in person.  Attendance at the Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request at the Meeting.

Who is entitled to vote at the Meeting?

All shareholders who held shares of Common Stock at the end of the business day on [Friday, March 10, 2017] (the “Record Date”) are entitled to receive notice of and to vote at the Meeting.

Who attends the Meeting?

Shareholders (or their authorized representatives) and our guests are invited to attend the Meeting.

How will your shares be represented at the Meeting?

At the Meeting, the officers named in the proxy card will vote your shares in the manner you requested if you correctly submitted your proxy. If you sign your proxy card and return it without indicating how you would like to vote your shares, your proxy will be voted as our Board recommends, which is:

 “FOR” the election or reelection of each of the nominees for director named in this Proxy Statement (Proposal I);

“FOR” the approval of the amendment to the Certificate of Incorporation of the Company (the “Charter”) to increase the number of authorized shares from thirty million to forty-five million (Proposal II);

“FOR” ratification of the “2017 NHC Executive Officer Performance Based Compensation Plan” (Proposal III);

“FOR” the approval of the Company’s compensation of  the named executive officers as disclosed in the Compensation Discussion and Analysis section and accompanying compensation tables contained in this Proxy Statement (Proposal IV); and

“THREE YEARS” as the frequency of future non-binding shareholder advisory votes on compensation of our named executive officers (Proposal V).

Are there any other matters to be addressed at the Meeting?

We know of no other matters to be brought before the Meeting, but if other matters are brought up before or at the Meeting, the officers named in your proxy would take action in their judgment in the best interests of our Company and its shareholders.

How many shares will be voted at the Meeting?

All shareholders who hold shares of Common Stock at the end of the business day on the Record Date are entitled to vote at the Meeting. As of [March 10, 2017], there were [15,179,930] shares of Common Stock, par value $.01 per share (“Common Stock”) outstanding. Each holder of shares of Common Stock is entitled to one vote per share on all matters properly brought before the Meeting. Shareholders are not permitted to cumulate votes for the purpose of electing directors or otherwise.

What constitutes a quorum for the Meeting?

The holders of a majority of the voting power of the shares of Common Stock outstanding on the Record Date will constitute a quorum at the Meeting. Shares of Common Stock represented in person or by proxy at the Meeting (including shares which abstain or do not vote with respect to one or more of the matters presented at the Meeting) will be tabulated by the Company’s Secretary who will determine whether or not a quorum is present.

How many votes are required for the proposals?

The affirmative vote of a majority of the shares voted at the meeting is required for (i) the approval of the election of directors, (ii) the ratification of the 2017 Compensation Plan; and (iii) to approve an advisory vote on the compensation of our named executive officers.  The affirmative vote of a majority of the shares outstanding is required for the approval of the amendment to our Charter to increase the number of authorized shares.  The option of once every one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders.

How will abstentions be counted?

Abstentions will be counted as shares that are present and entitled to vote for purposes of determining the number of shares that are present and entitled to vote with respect to any particular matter, but will not be counted as votes cast on such matter. As a result, once a quorum is established, abstentions will have no effect of Proposals I, III, IV or V but will have the effect of a vote against Proposal II.

What is a broker non-vote and how is it counted?

If a broker holding stock in “street name” indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. Each of the proposals to be voted on at the Meeting is a non-routine matter. Consequently, without your voting instructions, your brokerage firm cannot vote your shares on any of the proposals. These unvoted shares, called “broker non-votes,” refer to shares held by brokers who have not received voting instructions from their clients and who do not have discretionary authority to vote on non-routine matters. Accordingly, a “broker non-vote” may effect establishment of a quorum, but, once a quorum is established, will have no effect on the voting on Proposals I, III, IV or V but will have the effect of a vote against Proposal II.

Are there any dissenters’ rights or appraisal rights with respect to any of the proposals described in this Proxy Statement?

There are no rights of appraisal or similar dissenter’s rights with respect to any matter to be acted upon pursuant to this Proxy Statement.

Where can I find the voting results of the Meeting?

The Company will announce preliminary or final voting results at the Meeting and publish final results in a Current Report on Form 8-K filed with the SEC within four business days of the completion of the Meeting.

Are there any shareholders that beneficially own more than 5% of NHC’s Common Stock?

The following information is based upon filings made by the persons or entities identified below with the SEC. Except as set forth below, as of the close of business on [March 10, 2017], no person or entity was known to us to beneficially own more than 5% of the outstanding Common Stock.

Name and Address of Beneficial Owner	Amount & Nature of Beneficial Ownership of Common Stock	Percent of Class(1)

National Health Corporation(2) P. O. Box 1398 Murfreesboro, TN 37133	[1,084,763]	[7.1%]
Dorothy B. Adams 5380 Gulf of Mexico Dr., Ste. 105 Longboat Key, FL 34228	[1,141,376] (3)	[7.5%]
Ira Sochet P. O. Box 398536 Miami Beach, FL 33239	[715,915](4)	[4.7%]
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	[814,477](5)	[5.4%]

*Columns that do not apply have been deleted.

(1) The percentages shown are based on [15,179,930] shares of Common Stock outstanding plus, as to each individual and group listed, the number of shares of Common Stock deemed to be owned by such holder pursuant to Rule 13d-3 under the Exchange Act, assuming the exercise of options that are exercisable within 60 days

(2) National Health Corporation is owned solely by the National Health Corporation Leveraged Employee Stock Ownership Plan & Trust. Its board of directors is composed of John K. Lines, Jeffrey R. Smith and Michael Ussery, all of whom disclaim any beneficial ownership thereof.

(3) Of these shares, 139,312 Common Shares are owned by the Adams Group, of which Ms. Adams has beneficial ownership. Based solely on a Schedule 13G filed October 19, 2009.

(4) Based solely on information provided by Mr. Sochet on a Schedule 13G filed March 3, 2017.

(5)Based solely on information provided by The Vanguard Group on a Schedule 13G filed February 10, 2017.

DIRECTORS OF THE COMPANY

NHC has an eight person Board. Directors each serve a three-year term (except that directors appointed or elected to fill a vacancy may serve a shorter initial term) and may be removed from office for cause only. The following table gives information about our directors:

Name and Address of Directors	Age	Position	Expiration of Term

J. Paul Abernathy, M.D. 2102 Greenland Dr. Murfreesboro, TN 37130	81	Director	2018
Robert G. Adams 100 Vine St., Ste. 1400 Murfreesboro, TN 37130	70	Director & Chairman	2018
W. Andrew Adams 222 Robert Rose Drive Murfreesboro, TN 37129	71	Director	2017
Ernest G. Burgess III 7097 Franklin Road Murfreesboro, TN 37128	77	Director	2017
Stephen F. Flatt 100 Vine St. Ste 1400 Murfreesboro, TN 37130	61	Director & CEO	2019
Emil E. Hassan 1704 Irby Lane Murfreesboro, TN 37127	70	Director	2017
Richard F. LaRoche, Jr. 2103 Shannon Dr. Murfreesboro, TN 37129	71	Director	2019
Lawrence C. Tucker 140 Broadway New York, NY 10005	74	Director	2019

J. Paul Abernathy, M.D. (Independent Director) joined the Board in 2003 and is a retired board-certified general surgeon. He was in private practice at Murfreesboro Medical Clinic from 1971 until retirement in 1995. Previously, he served as a general practice physician for Hazard Memorial Hospital in Hazard, Kentucky. Lt. Col. Abernathy additionally served as a flight surgeon for the Homestead Air Force Base in Florida and Chief of Surgery for the United States Air Force at Keesler Air Force Base in Mississippi. Dr. Abernathy twice served as President of the Rutherford County Stones River Academy of Medicine and is a member of the American College of Surgeons. Dr. Abernathy has a B.S. degree from Middle Tennessee State University and an M.D. degree from the University of Tennessee. From his many years as a practicing physician, Dr. Abernathy brings a unique perspective to the Board on physician matters and the business of health care. He serves on the Company’s Audit Committee, Compensation Committee and is chairman of the Nominating and Corporate Governance Committee.

Robert G. Adams (Chairman & Inside Director) has served NHC for 42 years - 18 years as Senior Vice President, 11 years as Chief Operating Officer, 5 years as President, 12 years as CEO and 24 years on the Board. He became Chairman of the Board on January 1, 2009 and served as Chief Executive Officer from November 1, 2004 until December 31, 2016. Mr. Adams retired from his position as CEO effective December 31, 2016 but remains non-executive Chairman of the Board.  He has extensive long-term health care experience, including serving NHC as a health care center administrator and Regional Vice President. As the sole management representative, Mr. Adams provides a unique perspective regarding the business and strategic direction of the Company and brings his experience in all aspects of the Company’s business to the Board’s deliberations. Mr. Adams has a B.S. degree from Middle Tennessee State University. He also served on the board of National Health Realty, Inc. from December 1997 through October 2007. He is the brother of W. Andrew Adams and brother-in-law of D. Gerald Coggin.

W. Andrew Adams (Affiliated Director) served NHC as a full-time employee and director for 32 years and served as its President and CEO until he resigned those positions in 2004, remaining as Chairman of the Board through 2008. At its inception in December 1997, he served National Health Realty, Inc. as President and Chairman of the Board, resigning his position as President in November 2004. Mr. Adams has been President (through February 25, 2009) and CEO (through February 28, 2011) and Director of National Health Investors, Inc. (“NHI”) since its inception in 1991; he continues as Chairman of the Board. He previously served on the boards of American Health Care Association, National Council of Health Centers, Assisted Living Concepts, SunTrust Bank, Lipscomb University and the Boy Scouts of America. Mr. Adams’ years of experience in the health care industry are invaluable to the Board along with his thorough financial acumen and leadership skills. He received his B.S. and M.B.A. from Middle Tennessee State University. He is the brother of Robert G. Adams and brother-in-law of D. Gerald Coggin.

Ernest G. Burgess, III (Independent Director) served as NHC’s Senior Vice President of Operations for 20 years before retiring in 1994. In his past role as Senior Vice President of Operations, he gained significant operational experience in the long-term care business as well as experience with financial and accounting matters. He has a M.S. degree from the University of Tennessee and is currently the Mayor of Rutherford County, Tennessee. He brings to the Board unique leadership skills as well as the current government relations experience he has acquired as Mayor. Mr. Burgess also served on the board of National Health Realty, Inc. from December 1997 through October 2007. Mr. Burgess has been an NHC director since 1992 and serves on NHC’s Audit Committee, Compensation and Nominating Committee and Corporate Governance Committee.

Stephen F. Flatt (CEO & Inside Director) was appointed to the Board and named Chief Executive Officer effective January 1, 2017.  If elected by the shareholders, he will join the class of Directors whose term expires in 2019.He joined NHC in June 2005 as Senior Vice President-Development. On January 1, 2009, Mr. Flatt became NHC’s President. He served as the President of Lipscomb University from 1997 through June 2005 and, prior to that, President of Ezell Harding Christian School in Nashville and Vice President of Financial Affairs and Institutional Planning at Lipscomb. Mr. Flatt currently serves on the Executive Committee of the Council for Post Acute Care (CPAC) and the board of directors of The Community Foundation of Middle Tennessee. Mr. Flatt is a member of the Nashville Health Care Council. In 2013, he was a member of the Council’s inaugural “Health Care Fellows” Program led by Senator Bill Frist. Also in 2013 he was named one of Middle Tennessee’s “Health-Care Heroes” by the Nashville Business Journal. He received his B.A. degree from David Lipscomb College and his M.S. degree and PhD from George Peabody College of Vanderbilt University.

Emil E. Hassan (Independent Director) joined the Board in April 2004. In 2004, he retired from the position of Senior Vice President of manufacturing, purchasing, quality and logistics for Nissan North America, Inc. Prior to joining Nissan, he was with Ford Motor Co. for twelve years, where he held various management positions in engineering and manufacturing. Mr. Hassan brings to the Board, among other skills and qualifications, years of management and financial experience from his positions with Nissan and Ford Motor Company. He is the chairman of the Business/Education Partnership of Murfreesboro and Rutherford County and he sits on the St. Thomas Health board of directors and serves on its Quality and Safety Committee along with the Finance Committee. He is a member of the Society of Automotive Engineers, the Leadership Rutherford Alumni Association, the Leadership Nashville Alumni Association and the Rutherford County Chamber of Commerce. He is a former board member of the Federal Reserve Bank of Atlanta, Nashville Branch. Mr. Hassan is

chairman of NHC’s Compensation Committee and also serves on NHC’s Nominating and Corporate Governance Committee and Audit Committee.

Richard F. LaRoche, Jr. (Independent Director) served NHC 27 years as Secretary and General Counsel and 14 years as Senior Vice President, retiring from these positions in May 2002. He has served as an NHC Board member since 2002. Mr. LaRoche also serves on the board of Cross Border Resources, Inc. (XBOR: Amex) and is chair of its Corporate Governance Committee and serves on its Audit Committee and Compensation Committee. He has a law degree from Vanderbilt University and an A.B. degree from Dartmouth College. Mr. LaRoche serves as a director of privately held Lodge Manufacturing Company and is a member of its Compensation Committee and has previously served on the publicly held boards of National Health Investors, Inc. (1991 through 2008), National Health Realty, Inc. (1997 through 2007) and Trinsic, Inc. (2003 through 2006). Mr. LaRoche’s long career as former Secretary and General Counsel of the Company, during which time he was responsible for the Company’s finance and development initiatives, provides the Board with invaluable experience in addressing the issues and challenges facing the Company. He serves on NHC’s Nominating and Corporate Governance Committee, Compensation Committee and as chairman of the Audit Committee.

Lawrence C. Tucker (Independent Director) has been with Brown Brothers Harriman & Co., private bankers, for 49 years, became a general partner of the firm in January 1979, and became a limited partner of the firm in January 2017. He served on that firm’s steering committee and was responsible for its corporate finance activities, which included management of the firm’s private equity funds. Mr. Tucker’s experience on several publicly traded company boards provides our Board with a unique national perspective needed for our growth strategy. His experience and expertise in the financial industry has proven invaluable. Mr. Tucker has been an NHC director since 1998 and serves on NHC’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

EXECUTIVE OFFICERS OF THE COMPANY

Officers serve at the pleasure of the Board. The following table gives information about our executive officers (those not serving on the Board):

Name and Address of Executive Officers	Age	Position

B. Anderson “Andy” Flatt, Sr. 100 E. Vine St., Ste. 1400, Murfreesboro, TN	55	Senior V.P. & Chief Information Officer
Brian F. Kidd 100 E. Vine St., Ste. 1200, Murfreesboro, TN	42	Senior V.P. & Controller, Principal Accounting Officer
John K. Lines 100 E. Vine St., Ste. 1400, Murfreesboro, TN	57	Senior V.P., Secretary & General Counsel
Julia W. Powell 100 E. Vine St., Ste. 800, Murfreesboro, TN	67	Senior V.P., Patient Services
Jeffrey R. Smith 100 E. Vine St., Ste. 1100, Murfreesboro, TN	53	Senior V.P. & Treasurer
Michael Ussery 100 E. Vine St., Ste. 1400, Murfreesboro, TN	58	President/ Chief Operating Officer

B. Anderson “Andy” Flatt, Sr. (Senior Vice President & Chief Information Officer) brought more than 32 years of experience in health care technology when he joined the Company in 2017, including roles at Corizon Health, Cigna-HealthSpring, and AIM HealthCare (now a division of Optum). Mr. Flatt serves on the boards of Ascent Federal Credit Union and Second Harvest Food Bank of Middle Tennessee. Mr. Flatt is the recipient of the NTC CIO and Volunteer of the Year (2011), Nashville Business Journal Technology Power Leader (2011 and 2012), Healthcare Hero (2014) and CIO Award (2015). He holds a BS degree in Computer Science from Lipscomb University.

Brian F. Kidd (Senior Vice President & Controller, Principal Accounting Officer) joined the Company in 2008. His responsibilities at NHC have included overseeing and reviewing all aspects of internal and external financial reporting, which includes compliance and monitoring of GAAP and US Securities and Exchange Commission requirements. Mr. Kidd has also overseen Federal and State tax compliance and Sarbanes-Oxley requirements for NHC. Prior to joining NHC, Mr. Kidd was in public accounting for 10 years. Mr. Kidd is a CPA and received his B.S. in Accounting from Middle Tennessee State University in 1998.

John K. Lines (Senior Vice President, General Counsel & Secretary) joined the Company in 2006. In addition to his role as General Counsel, Mr. Lines is also responsible for legislative activities as well as investor and public relations. He served as General Counsel of Trinsic, Inc. from May

2005 through August 2006. Prior to that Mr. Lines was the Assistant General Counsel of Quest Communications International from April 2003 to May 2005. Prior to April 2003, Mr. Lines acted as General Counsel to several companies including Sorento Networks, Inc., ResortQuest International, Inc. and Insignia Financial Group, Inc. He was also an associate with the law firm of Squire, Sanders and Dempsey. Mr. Lines has a B.S. in both Accounting and Finance from Purdue University and a J.D. from Indiana University-Bloomington.

Julia W. Powell (Senior Vice President, Patient Services) has been with the Company since 1974 becoming Senior Vice President, Patient Services in 2004. She has served as a nurse consultant and director of patient assessment computerized services for NHC. Ms. Powell has a B.S. in nursing from the University of Alabama, Birmingham, and an M.A. in sociology with an emphasis in gerontology from Middle Tennessee State University. She is an ANCC Board certified Nurse Executive, Advanced. Ms. Powell is involved professionally as a member of the American Nurses’ Association, the National Gerontological Nurses Association, the American Medical Directors Association, the American Organization of Nurse Executives, the Association of Rehabilitation Nurses, and the American Society of Consultant Pharmacists. She is also involved in the local community, with membership in the Board of the League of Women Voters and the Murfreesboro Breakfast Rotary.

Jeffrey R. Smith (Senior Vice President & Treasurer) has been with the Company since 1994. Prior to being promoted to Senior Vice President and Treasurer in 2017, Mr. Smith served as the Vice President of Treasury from 2009-2016, and prior to that as the Assistant Vice President and an Accounting Manager at NHC. Mr. Smith is a CPA (inactive) and earned his B.S. in Accounting from Lipscomb University in Nashville, Tennessee in 1985. Mr. Smith also earned his law degree from the Nashville School of Law in 1998 and is a licensed attorney (TN).

Michael Ussery (President and Chief Operating Officer) has been with the Company since 1980. On January 1, 2009, Mr. Ussery was appointed Chief Operating Officer and on January 1, 2017 he was appointed President of NHC. During his tenure with NHC he has served as Senior Vice President-Operations, Senior Vice President-Central Region, Regional Vice President, and Administrator in multiple locations. Mr. Ussery also won the top honor of Administrator of the Year in 1989. He was promoted to Senior Vice President, Operations in early January 2005. Mr. Ussery has a B.B.A. from The University of Notre Dame and an M.B.A. from Middle Tennessee State University.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

The Board held four meetings during 2016. All directors were present at the regularly scheduled meetings of the Board and of committees on which they served. The Company strongly urges, but does not require, directors to attend the 2017 annual meeting of the shareholders. At the 2016 annual meeting, all directors were in attendance. The NYSE MKT listing rules require that a majority of the Board be comprised of independent directors. The Board has identified Dr. Abernathy, Mr. Burgess, Mr. Hassan, Mr. LaRoche and Mr. Tucker as independent directors according to Section 802A of the NYSE MKT Company Guide.

Historically we have followed the traditional board leadership model – with our Chief Executive Officer also serving as Chairman of our Board.  However, effective December 31, 2016, Mr. Robert Adams retired as Chief Executive Officer but will remain as Chairman of our Board.  As a result, we are changing our board leadership. As our Chairman, Mr. Robert Adams is charged with presiding over all meetings of the Board of Directors and our shareholders, and providing advice and counsel to the CEO and our Company's other officers regarding our business and operations.  With 42 years of experience with NHC, including 12 as the CEO and 24 years on the Board, Mr. Adams is well positioned to provide our CEO with guidance, advice and counsel regarding our Company's business, operations and strategy. We believe that having Mr. Adams as Chairman allows us to continue to draw upon his extensive knowledge of the healthcare industries. Our customers, suppliers and other business partners have always viewed Mr. Robert Adams as a visionary leader in our industry, and we believe that having him remain as the Chairman of the Board even though he has retired as the CEO is good for our business. Accordingly, we believe that now having separate Chairman and CEO positions is currently the best governance model for our Company and our shareholders.

Our Board committees, each comprised solely of five independent directors and each with a separate chair, are the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The Audit Committee oversees the accounting and financial reporting processes, as well as legal and compliance matters and some aspects of the Company’s risk management processes. The Compensation Committee oversees the annual performance evaluation of our Chairman/CEO and, along with the full Board, is also responsible for overseeing succession planning. The Nominating and Corporate Governance

Committee monitors matters such as the composition of the Board and its committees, Board performance and “best practices” in corporate governance.

Our Board’s Audit Committee is responsible for overseeing the risk management function of the Board. As part of this function, the Audit Committee has appointed a Certification Committee comprised of the Company’s Compliance Officer, Chairman of the Audit Committee, Chief Audit Executive, Principal Accounting Officer, Assistant Vice President of Reimbursement, and General Counsel to meet quarterly with a designated member of the Board’s Audit Committee. In 2016, NHC’s Certification Committee met four times. These officers meet with the designated Audit Committee representative separately and then jointly to report on risk related matters and to ensure proper communication between senior management, the Audit Committee and the full Board. While the Audit Committee discharges this responsibility, our entire Board is also actively involved in overseeing risk management. For example, at each of its meetings, the Board receives a report from the Chair of the Audit Committee and discusses risks that we are currently facing. In addition, each of our Board committees considers the risks within its area of responsibilities. For example, our Compensation Committee considers risks that may be implicated by our executive compensation programs and, consistent with NYSE MKT Listing Standards, our Audit Committee considers the impact of risk on our financial position and the adequacy of our risk-related internal controls.

Our directors bring a broad range of leadership experience to the boardroom and regularly contribute to thoughtful discussion involved in effectively overseeing the business and affairs of the Company. We believe the atmosphere of our Board is collegial, that all Board members are well engaged in their responsibilities, and that all Board members express their views and consider the opinions expressed by other directors.

On an annual basis, as part of our governance review and succession planning, the Board (led by the Nominating and Corporate Governance Committee) evaluates our leadership structure to ensure that it remains the optimal structure for our Company and our shareholders. We recognize that different board leadership structures may be appropriate for companies with different histories and cultures, as well as companies with varying sizes and performance characteristics. The Board is comprised of experienced independent directors, the Board committees are led by independent directors and the independent directors hold regular meetings in executive session which we believe remains the optimal structure for our Company and our shareholders.

The Board publishes the charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee on NHC’s website at www.nhccare.com. Each committee is submitting a report in this Proxy Statement. Each committee adopted its respective charter, which provides that each committee elects a chairman. These committee meetings serve as the vehicle for regularly scheduled executive sessions of the non-management directors. The committee chairman serves as the presiding officer at committee meetings.

The Audit Committee has adopted procedures to receive and address complaints regarding accounting, internal control, and auditing issues. The full Board has adopted the NHC Code of Conduct and the NHC Valuesline, which are available on the Company’s website (under the tab labeled “Investors Info”) and described in this Proxy Statement on pages [47] and [48].

Finally, we note that the Board has found that Audit Committee member and Chairman Richard F. LaRoche, Jr. meets the SEC definition of audit committee financial expert, and meets the NYSE MKT definition of an independent director.

BOARD OF DIRECTORS

COMMITTEE REPORTS

Report of the Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s responsibilities include providing assistance to the Board in identifying and recommending candidates qualified to serve as directors of the Company; to review the composition of the Board; to develop, review and recommend governance policies and principles for the Company; and to review periodically the performance of the Board. The process followed by the Committee is to identify qualified individuals for Board membership and recommend them to the full Board for consideration. This includes all potential candidates, whether initially recommended from management, other Board members or shareholders of the Company. Nominations by shareholders should be sent to National HealthCare Corporation, 100 E. Vine Street, Suite 1400, Murfreesboro, Tennessee 37130, Attn: Nominating and Corporate Governance Committee. Any such nominations by shareholders shall include the candidate’s name, together with appropriate biographical information of the candidate and a statement as to whether the shareholder or group of shareholders making the recommendation has beneficially owned more than 3% of the Company’s Common Stock for at least three years as of the date the recommendation is made. If the appropriate biographical information is provided on a timely basis, the Committee will evaluate shareholder recommended candidates by following substantially the same process, and applying the same criteria, as it follows for candidates submitted by others.

In determining whether to recommend a candidate for the Board’s consideration, the Committee looks at various criteria including diversity, independence, experience, expertise, skills and an understanding of the health care industry, finance and accounting. The Committee’s evaluation of director nominees includes consideration of their ability to contribute to the diversity of personal and professional experiences, opinion, perspectives and backgrounds on the Board. Nominees are not discriminated against on the basis of race, color, religion, sex, ancestry, national origin, sexual orientation, disability or any other basis proscribed by law. The principal qualification of a director is the ability to act successfully on the shareholders’ behalf. The Committee then evaluates each nominee and does an internal rank ordering. Because of their experience with the Company, existing Board members are automatically considered by the Committee for reelection. The Company believes that the collective experience and qualifications of the directors should provide a variety of understanding and abilities that will allow the Board to fulfill its responsibilities. The Company has not paid a fee to any third party to identify, evaluate or assist in identifying or evaluating potential nominees.

The Nominating and Corporate Governance Committee met twice in 2016, on February 11 and November 3, which resulted in the nominations of W. Andrew Adams, Ernest G. Burgess III, Emil E. Hassan and Stephen F. Flatt for reelection to the Board at this 2017 Annual Meeting.

Submitted by the National HealthCare Corporation Nominating and Corporate Governance Committee.

J. Paul Abernathy, Chairman
Ernest G. Burgess III
Emil E. Hassan
Richard F. LaRoche, Jr.
Lawrence C. Tucker

Report of the Audit Committee

The Audit Committee met four times in 2016 and has filed the following report. The Audit Committee engaged Ernst and Young, LLP (“EY”) for the quarterly reviews and the December 31, 2016 audit.

The Company and EY executed an audit engagement letter on May 21, 2009 and EY was engaged as the Company’s independent registered public accounting firm on May 21, 2009. The Company has executed engagement letters for each subsequent year. The Company has engaged EY as its independent registered public accounting firm for the year ended December 31, 2017. In deciding to engage EY, the Audit Committee reviewed auditor independence and existing relationships with EY and concluded that EY has no relationship with the Company that would impair its independence. Representatives of EY will attend the Meeting, have an opportunity to make a statement if they desire, and be available to answer questions from the shareholders.

During 2016, the Audit Committee reviewed the Company's financial reporting process on behalf of the Board and shareholders. Management has the primary responsibility for the preparation of financial statements in the reporting process. The Company's independent registered public accounting firm is responsible for expressing an opinion on the conformity of NHC's financial statements with U.S. generally accepted accounting principles, as well as attesting to the effectiveness of NHC’s internal control over financial reporting. The Audit Committee completed its annual self-assessment evaluation, the senior management assessment, the internal auditor assessment and the external auditor assessment and summarized those assessments for 2016 at its February 11, 2017 meeting.

In this context, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the audited financial statements, which are included in the materials accompanying this Proxy Statement. It also meets quarterly in executive session with the Company’s Section 404 compliance officer and EY. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) and as required by SEC and NYSE MKT rules. In addition, the Audit Committee has received from the independent registered public accounting firm the written communication required by PCAOB and discussed with them their independence from the Company and its management. Aggregate fees billed for the following categories of services are as follows:

	2015	2016
Audit Fees – EY (1)	[$866,000]	[$1,100,000]
Audit-Related Fees – EY	-0-	-0-
Tax Fees (tax compliance, tax advice and tax planning)	-0-	-0-
All other fees	-0-	-0-

(1) Fees for services related to the audit of the Company’s consolidated financial statements and internal control over financial reporting, quarterly reviews of the Company’s unaudited interim financial statements and statutory audits of insurance subsidiaries.

The Audit Committee’s Pre-Approval Procedure requires the full Audit Committee to pre-approve any transaction with the Company’s independent registered public accounting firm, which pre-approval was obtained in all applicable cases.

In reliance on the reviews and discussions referred to above and the Restated Audit Committee Charter and legal requirements applicable for 2016, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements and Section 404 attestation report be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the Securities and Exchange Commission and distribution to our shareholders.

The members of the Audit Committee are listed below. Each has been determined to be independent and the Chairman to be financially literate pursuant to Section 803B(2)(a)(iii)of the NYSE MKT Company Guide. The Board has also found that Audit Committee member and Chairman Richard F. LaRoche, Jr. meets the SEC definition of “Audit Committee Financial Expert.”

Submitted by the National HealthCare Corporation Audit Committee.

Richard F. LaRoche, Jr., Chairman
J. Paul Abernathy, M.D.
Ernest G. Burgess III
Emil E. Hassan
Lawrence C. Tucker

Compensation Committee Report

The Compensation Committee, which met three times in 2016, sets the compensation principles for the Company and reviews and establishes the principles for individual compensation levels for the named executive officers.

For the annual executive compensation review, management provides the Compensation Committee with benchmark data for base salary and equity awards; additionally, management uses the web-based Equilar compensation database as a source for benchmark data for the named executive officers. Equilar draws data from proxy statements and reports filed with the SEC. No other compensation consultants are used by the Committee.

The Company does not have employment agreements with its executive officers. However, on November 8, 2010, the Board of the Company approved a form of indemnification agreement to be entered into with each of its directors and executive officers. The indemnification agreement is a single standard form for each of the Company’s directors and executive officers and supplements and clarifies the Company’s indemnification obligations under its Charter and bylaws. The Company may enter into the indemnification agreement with future directors and executive officers.

The Chief Executive Officer’s compensation is based on his performance in light of the corporate goals and objectives approved by the Committee. In determining the long-term incentive component of the CEO’s compensation, the Committee considers the Company’s performance and relative shareholder return, the value of similar incentive awards to chief executive officers at comparable companies and the awards given to the Chief Executive Officer in past years. The Committee meets with the Chief Executive Officer of the Company to discuss the annual evaluation of the CEO’s performance and the performance of the other Executive Officers. Robert G. Adams served as the Chief Executive Officer from November 1, 2004 until December 31, 2016.

The Committee has reviewed the Compensation Discussion & Analysis (“CD&A”) with management and based on that review has recommended to the Board that the CD&A be included in this Proxy Statement and incorporated by reference into NHC’s Form 10-K.

Submitted by the National HealthCare Corporation Compensation Committee.

Emil E. Hassan, Chairman
J. Paul Abernathy
Ernest G. Burgess III
Richard F. LaRoche, Jr.
Lawrence C. Tucker

COMPENSATION DISCUSSION & ANALYSIS

We believe that our partners (as we call our employees) are the single most important element in our success. We design our compensation program to be as similar as possible for all partners, irrespective of location, title or responsibilities. For example, we attempt to mirror the compensation plan for our partners who deliver “hands on” care with the compensation of their center-based supervisors, regional office supervisors and home office supervisors, including the named executive officers of the Company. The following overview will discuss each element of compensation both as it relates to our partners generally and specifically to our five named executive officers (“Named Executive Officers”).  Effective December 31, 2016, Mr. Robert Adams, Mr. Donald Daniel and Ms. Charlotte Swafford retired as CEO, SVP & Principal Accounting Officer and SVP & Treasurer of the Company, respectively.  Therefore, while Mr. Robert Adams, Mr. Daniel and Ms Swafford are no longer executive officers of the Company, they were Named Executive Officers during 2016.

Historically we have designed and continue to implement a compensation program for all partners with the objective of providing every partner the opportunity to obtain total compensation equal to or higher than individuals in comparable markets or companies providing quality services in long-term health care.

Over time our compensation plan has created elements of compensation in three broad areas: first, current cash compensation; second, equity-related compensation to allow partners to participate in the growth and performance of the Company; and third, post-employment compensation. Fringe benefits, while not a significant element of our compensation program, are also discussed. The Company’s say-on-pay proposal was approved by over 99% of the votes cast at the 2014 annual meeting. The Committee and the Board had a discussion of the results of such shareholder vote and given the high level of shareholder support, the Committee did not materially revise the Company’s compensation policies and decisions relating to the Named Executive Officers as a result of such vote. The Committee will continue to consider the outcome of shareholder votes and other shareholder feedback in making future compensation decisions for the Named Executive Officers.

Cash Compensation

Base Salary. Our partners, including executive officers, are paid a salary which, in keeping with our overriding objective of performance-based compensation, is generally less than the salaries of employees at comparable companies, like Kindred Healthcare, Genesis Healthcare, and The Ensign Group, Inc., which are similar companies in the long-term health care industry. We believe that as a partner has greater opportunity to impact the Company’s overall quality and profitability goals, the percentage of their income derived from base salary should decrease. In general, we have no employment agreements with our partners, including the Named Executive Officers, other than our center administrators and directors of nursing, who have one-year contracts. Based on public documents, we believe that base salaries for our Named Executive Officers are below salaries for comparable executive officers at “peer” companies, but our Named Executive Officers are afforded a greater opportunity for performance compensation.

Bonus Compensation. Our partners, from the hourly workers in the health care centers to the Named Executive Officers, have the opportunity to participate in cash incentive compensation plans. All of our officers, both Named Executive Officers and other executives, have allocated among themselves the responsibility for predetermined annual Company quality and financial objectives and can earn performance bonuses from the Pool described below. The Compensation Committee believes that the emphasis on both quality and financial objectives discourages excessive risk taking and that the Named Executive Officers are not rewarded for taking risks beyond those inherent in the Company’s business.

The bonuses to our Named Executive Officers are typically funded from the “NHC Executive Officer Performance Based Compensation Plan” (the “Plan”), which has been in operation in one form or another since 1977. The Plan as in effect for 2016 was established and approved by our shareholders at the 2007 annual shareholders meeting, amended with shareholder approval at the 2008, 2010, and 2013 annual shareholders meetings. The Plan requires that we achieve a significant annual return for our shareholders prior to any material performance compensation awards. At the commencement of each calendar year the Board approves a pretax earnings goal in order to insure deductibility for tax purposes. In 2016, that pretax earnings goal was $75 million (prior to determining the compensation award itself). If the pretax earnings goal is met for the year, the Pool is formed of two components: first, a base award equal to $4 million and, second, a bonus award calculated as follows:

•

Shareholders must first receive a required return equal to 15% of beginning common equity plus an estimate of the amount of pretax earnings necessary to pay the dividends on Stock, after including the expense of the $4 million base award; and

•

An incentive bonus is then allowed equal to 30% of the amount in excess of the required return to shareholders.

The Plan is available for performance compensation to our Named Executive Officers, as well as others, as approved by the Compensation Committee of the Board. Since the Plan was approved by the shareholders, we are able to fully deduct for tax purposes compensation paid under the Plan. At the conclusion of each fiscal year and after consultation with the CEO, the Board allocates (in accordance with the terms of the Plan) the Pool among the Named Executive Officers and, in consultation with management, among other participants.

The NHC Executive Officer Performance Based Compensation Plan is designed to reward executive officers and other key employees of the Company. The Compensation Committee recommends and the Board approves an initial allocation of the amounts earned subject to a final allocation made by the Compensation Committee and ratified by the full Board at the end of the fiscal year. The Committee also considers any stock awards, discretionary bonuses or other compensation paid to our executive officers for that fiscal year.

In making its allocation of the Pool, our Board’s Compensation Committee initially reviews our CEO’s salary and allocates a portion of the bonus to him based on his performance in light of the attainment of the corporate goals and objectives formulated for that fiscal year. The CEO’s corporate goals include, but are not limited to, (i) quality care, (ii) effective management of the Company’s capital structure, (iii) full compliance with internal control requirements, (iv) effective communication with our Board and shareholders, (v) succession planning, (vi) long term growth strategies and opportunities, (vii) overall Company financial performance, and (viii) customer and investor satisfaction. For 2016 the Compensation Committee allocated 50% of this pool to the Chief Executive Officer and lesser amounts (as identified in the Summary Compensation Table) to the other four Named

Executive Officers. Mr. Robert Adams’ “at-risk” bonus compensation is larger than the other Named Executive Officers because of the nature and scope of his leadership responsibilities, the level of accountability for the Company’s overall performance and his greater ability to impact that overall corporate performance.

There were a number of changes in the executive officers of NHC effective January 1, 2017.  As a result, the Board adopted a new 2017 Compensation Plan.  The Company is seeking shareholder approval of the 2017 Compensation Plan and the details of that plan are described under “Proposal II Approval of the “2017 NHC Executive Officer Performance Based Compensation Plan” below.

During 2016, Mr. Flatt and Mr. Ussery had the opportunity to earn performance bonuses in amounts as determined in individual plans and payable upon obtaining the goals and objectives of those plans. Awards under the individual plans are based upon measurable performance factors and are not discretionary.

For 2016, the amount Mr. Flatt earned under his non-discretionary plan was based on the performance of the Company's skilled nursing facilities, assisted living centers, homecare operations, ancillary services operations, construction and development and legislative initiatives. For 2016, the amount Mr. Ussery earned under his non-discretionary plan was based on the performance of the Company’s skilled nursing facilities, assisted living centers, homecare operations and ancillary services operations.

Actual performance is compared to the goals and target outcomes under the respective individual plans to determine the amount of the bonus payments earned, and the amounts earned are paid as required under the terms of the plans. There are numerous goals and targets under the plans as they are determined by location and type of services offered. The targets under the plans are calculated at the individual business entity level and the details of the plans would enable competitors to adjust their business plans and operations due to learning confidential and proprietary Company information. The actual amounts paid in 2016 are reflected in the Summary Compensation Table below. The Board's Compensation Committee considers the amounts earned under the individual plans when determining additional amounts to recommend to the Board to be paid under the NHC Executive Officer Performance Based Compensation Plan.

Mr. Flatt’s performance plan for 2016 was measured on the following criteria:

•

survey results (the occurrence or nonoccurrence of Conditions, Standards or Elements resulting from government surveys);

•

the Centers for Medicare and Medicaid Services (CMS) 5 STAR published ratings for the Company’s healthcare centers and Company established quality ratings for the Company’s healthcare centers;

•

the satisfaction of customers based on quality control cards collected from patients and family members in the Company's health care centers and partner satisfaction measured by partners' satisfaction scores from Company;

•

the achievement of annual goals for the installation and implementation of technology improvements within the Company and its healthcare centers and other operations;

•

the development of new construction and acquisitions and meeting or exceeding short and long-term strategic planning goals;

•

the improvement of public policy impacting the lines of business in which the Company operates as measured by government legislative results, and

•

the financial performance of each of the Company's healthcare centers, homecare operations and ancillary operations (including measures comparing actual results to current year budgets, prior period operating results, and accounts receivable ratios, as measured location by location and based upon sliding scale targets).

Mr. Ussery’s performance plan for 2016 was measured on the following criteria:

•

survey results (the occurrence or nonoccurrence of Conditions, Standards or Elements resulting from government surveys);

•

the Centers for Medicare and Medicaid Services (CMS) 5 STAR published ratings for the Company’s healthcare centers and Company established quality ratings for the Company’s healthcare centers;

•

the achievement of occupancy goals as measured by budgeted census;

•

the satisfaction of customers based on quality control cards collected from patients and family members in the Company's health care centers and partner satisfaction measured by partners' satisfaction scores from Company prepared surveys of partners, and

•

the financial performance of each of the Company’s healthcare centers, assisted living facilities, homecare operations, therapy service operations, and pharmacy operations (including measured comparing actual results to current year budgets, prior period operating results, and accounts receivable ratios, as measured location by location and based upon sliding scale targets).

The Company has established these individual plans for Mr. Flatt and Mr. Ussery because it believes that implementing measurable goals for these two senior managers is beneficial to the overall performance of the Company. The amounts available to Mr. Flatt and Mr. Ussery are set forth in the Plan-Based Awards chart on page [29].   Effective January 1, 2017, Mr. Flatt was named CEO and as a result his individual plan was terminated on that date.

Mr. Adams, Mr. Daniel and Ms. Swafford, due to their positions, were held responsible for the performance of Company goals and their allocation of the NHC Executive Officer Performance Based Compensation Plan is determined by the Compensation Committee and ratified by the Board. In determining the amount to reward Mr. Adams, Mr. Daniel and Ms. Swafford, the Compensation Committee took into account the total compensation earned by the CEO, Controller and Treasurer at other publicly traded long-term care health care companies, namely Kindred Healthcare, Genesis Healthcare, and The Ensign Group, Inc., to ensure that the amounts paid to each of Mr. Adams, Mr. Daniel and Ms. Swafford are in line with the amounts paid to their peers at other publicly traded long-term care health care corporations. The Compensation Committee also analyzed and compared the financial performance of comparable companies over the prior three-year period to the performance of the Company. Based on this analysis, the bonus compensation for Mr. Adams, Mr. Daniel and Mrs. Swafford was allocated as set forth in the Summary Compensation Table.

With the approval of the Compensation Committee, our Named Executive Officers may receive discretionary bonuses that are paid in addition to any amount paid from the Plan. The payments of such bonuses, if any, are recommended at the discretion of the Chief Executive Officer to the Compensation Committee.

Equity Based Compensation

Our equity compensation has historically been based upon traditional stock option grants. We have maintained shareholder approved stock option plans since 1983. The most recent plan was adopted in 2010. These plans authorize the Board and its Compensation Committee to issue various types of derivative equity, including stock appreciation rights and restricted stock. Every stock option we have issued has been with an exercise price set at the trading price of our stock on the NYSE MKT on the stock option’s grant date. The objective of our stock equity policy is both to reward participating partners for their efforts by sharing in the Company’s stock value increase and, second, to induce partners to remain with us. We have historically accomplished the latter by granting stock options with a five year vesting period.

Stock options were granted from a shareholder approved plan to executive officers and Key Employees in March 2017. These options have a five-year term and vested thirty days prior to the expiration date in March 2022. Prior to this grant options had not been granted to executive officers and key employees since March 2011. The grant of stock options is recommended to the Compensation Committee by the executive officers. Historically there have been some stock option grants which were not exercised because they were not “in the money” at the expiration date. The Company has never re-priced stock options. We have never had written policies for the issuance of stock options but historically the Committee has, among other factors, taken into account management’s recommendations in approving the stock option grants. Also, the Committee, upon approval of the grants, has normally authorized management to grant the stock options at their discretion. The Company has never relied upon either the release of material information or the non-release of material information when issuing the grants.

Retirement and Post Employment Compensation

In keeping with our focus on performance compensation, we also believe in the personal responsibility of the partners to plan for their retirement. To this end, we have long made available a qualified defined contribution plan (the “401(k) Plan”) to all partners, including our Named Executive Officers. This plan is provided by National Health Corporation. Qualified plans such as the 401(k) Plan carry with them a limit on the amount of compensation that “highly compensated” employees can defer. All of our Key Employees are considered highly compensated and thus are greatly curtailed in their ability to contribute to the 401(k) Plan. Accordingly, the Company offers its highly compensated employees the opportunity to participate in a non-qualified Key Employee Deferred Compensation Plan (the “Key Employee Plan”) provided by a third party. Both plans offer participants a menu of investment choices. In the 401(k)

Plan, the Company matches the partner’s contributions to the plan in an amount equal to 50% of the partner’s contribution up to 2.5% of their total quarterly compensation. The 401(k) Plan has an option of investing in our Common Stock, but the matching contribution is made irrespective of the investment choices by the partner.

In the Key Employee Plan, the Company will match 15% of a partner’s contribution to the plan only to the extent the partner’s contribution is invested in our stock. All Company contributions are vested when the participant has been in the plan for eight years. Of the Company’s Named Executive Officers, Mr. Adams, Mr. Daniel, Mr. Flatt, and Mr. Ussery, made contributions to the third party provided Key Employee Plan in 2016, with the amounts of the Company contribution being disclosed in the Summary Compensation Table and their individual deferrals detailed in the narrative. All of the Named Executive Officers are now 100% vested in the Company match. The Key Employee Plan is not provided by the Company; it is provided by National Health Corporation.

Fringe Benefits

The following fringe benefits are available to all of our managerial partners, including the Named Executive Officers:

-

Cars may be provided to those officers or partners whose job requirements dictate travel in excess of 20,000 miles per year. None of our Named Executive Officers have such cars.

-

Normal and customary business expenses incurred in the performance of the Company’s duties are reimbursed based upon written guidelines.

-

All full-time partners, whether hourly or salaried, are covered with Company sponsored health insurance and must individually pay a portion of the premium for the plan in which they enroll. In addition, all benefit eligible employees are provided with a life insurance component, the premium of which is paid for all employees by the Company.

2016 SUMMARY COMPENSATION TABLE*

Name & Principal Position	Year	Salary ($)	Bonus ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compen-sation ($) (3)	All Other Compen-sation ($) (4)	Total ($)
(a)	(b)	(c)	(d)	(f)	(g)	(i)	(j)
Robert G. Adams CEO (5)	2016 2015 2014	138,000 123,615 110,425	1,300,000 1,420,000 1,000,000	18,209 109,254 109,254	0 0 0	28,071 28,071 28,071	1,484,280 1,680,940 1,247,750
Donald K. Daniel SVP & Controller, Prin. Acct. Officer(6)	2016 2015 2014	147,518 147,226 135,481	950,000 1,070,000 855,000	15,783 88,922 88,483	0 0 0	28,366 28,097 26,165	1,141,667 1,334,245 1,105,129
Stephen F. Flatt President(7)	2016 2015 2014	138,308 132,973 120,276	116,000 207,670 0	14,567 87,403 87,403	734,125 762,330 642,377	8,108 5,702 2,921	1,011,108 1,196,078 852,977
Charlotte A. Swafford SVP & Treasurer(6)	2016 2015 2014	152,308 149,615 140,281	950,000 1,070,000 855,000	14,567 87,403 87,403	0 0 0	71 15,071 25,071	1,116,946 1,322,089 1,107,755
Michael Ussery Chief Operating Officer(8)	2016 2015 2014	142,308 145,615 136,281	84,000 195,000 0	15,199 88,191 87,965	765,554 775,000 645,710	22,946 26,696 24,071	1,030,007 1,230,502 894,027

*Columns that do not apply have been deleted.

(1) These bonus amounts were earned pursuant to the NHC Executive Officer Performance Based Compensation Plan or were paid as discretionary amounts as discussed in the CD&A starting on page [20].

(2) None of our Named Executive Officers were granted stock options in 2016. Option awards (in previous years) have been computed in accordance with ASC Topic 718, Compensation-Stock Compensation in this column.

(3) Mr. Flatt and Mr. Ussery have individual performance plans based on quality, financial and growth goals of the Company.

(4) The amounts listed in the All Other Compensation column are comprised of the Company match to the Named Executive Officers’ 401(k) Plan, Key Employee Plan and group term life insurance benefit. Mrs. Swafford did not receive a match in her 401(k) Plan or to the Key Employee Plan account. Mr. Adams received a $3,000 match to his 401(k) Plan and $25,000 to the Key Employee Plan account. Mr. Daniel received a match of $3,312 to his 401(k) Plan and $25,000 to the Key Employee Plan account. Mr. Flatt received a $3,312 match to his

401(k) Plan and $4,725 to the Key Employee Plan account. Mr. Ussery received a match of $3,000 to the 401(k) Plan and $19,875 to the Key Employee Plan account.

(5) Robert G. Adams retired as CEO effective December 31, 2016. Throughout 2016 he was also a director of NHC but received no compensation as a director.

 (6) Mr. Daniel and Ms. Swafford both retired their positions with NHC effective December 31, 2016.

(7) Mr. Flatt was named CEO and became a director effective January 1, 2017.

(8) Mr. Ussery was named President effective January 1, 2017.

During 2016, Mrs. Swafford did not defer any compensation under the 401(k) Plan or the Key Employee Plan. Mr. Adams deferred $300,000under the Key Employee Plan and $24,000 under the 401(k) Plan. Mr. Daniel deferred $166,667 under the Key Employee Plan and $24,000 under the 401(k) Plan. Mr. Flatt deferred $31,500 under the Key Employee Plan and $6,624 under the 401(k) Plan. Mr. Ussery deferred $132,500 under the Key Employee Plan and $24,000 under the 401(k) Plan.

For additional details on Key Employee Plan, please see the details in the table identified as “2016 Nonqualified Deferred Compensation.”

PLAN-BASED AWARDS*

Name (a)	Estimated Payouts Under Non-Equity Incentive Plan Awards
	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)
Robert G. Adams	-	-	-
Donald K. Daniel	-	-	-
Stephen F. Flatt	600,000	825,000	850,000
Charlotte A. Swafford	-	-	-
Michael Ussery	600,000	825,000	850,000

*Columns that do not apply have been deleted.

2016 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name (a)	Option Awards
	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)
Robert G. Adams	0	-	-
Donald K. Daniel	0	-	-
Stephen F. Flatt	0	-	-
Charlotte A. Swafford	0	-	-
Michael Ussery	0	-	-

2016 OPTION EXERCISES AND STOCK VESTED

Name (a)	Option Awards
	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)(1)
Robert G. Adams	25,859	352,687
Donald K. Daniel	21,000	280,433
Stephen F. Flatt	2,141	0
Charlotte A. Swafford	21,000	280,433
Michael Ussery	27,500	408,925

(1) The amount in column (c) is the difference between the market price of the underlying securities at exercise and the exercise or base price of the options.

2016 PENSION BENEFITS

The Company does not offer any pension benefit plans; thus this table is not utilized.

2016 NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY (1) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(1) ($)
(a)	(b)	(c)	(d)	(e)	(f)
Robert G. Adams CEO	300,000	25,000	-	-	-
Donald K. Daniel SVP & Controller	166,666	25,000	-	-	-
Stephen F. Flatt President	31,500	4,725	-	-	-
Charlotte A. Swafford SVP & Treasurer	0	0	-	-	-
Michael Ussery Chief Operating Officer	132,500	19,875	-	-	-

(1) The Key Employee Plan is not provided by the Company and as such the Company has no responsibility for Aggregate Earnings or the Aggregate Balance. While the Company funds and expenses the contributions to the Plan, the Company is not obligated to pay the executive the Aggregate Balance of the nonqualified deferred compensation account and the Aggregate Balance is not a claim on the Company’s assets. Therefore, no amounts are reported under these columns. See the second paragraph under “Retirement and Post Employment Compensation” of the CD&A, on page [26].

The Company’s only non-qualified deferred compensation plan has been previously described under the heading “Retirement and Post Employment Compensation” on page [26]. The above table indicates that four of the five Named Executive Officers contributed to the plan during 2016. The amounts set forth in column (b) in the 2016 Nonqualified Deferred Compensation Table above are included in the Summary Compensation Table in columns (c) or (d) and the amounts set forth in column (c) in the 2016 Nonqualified Deferred Compensation Table above are included in the Summary Compensation Table in column (i).

DIRECTOR COMPENSATION

Our principles of directors’ compensation are aligned with the overall goals and objectives of overall partner compensation. That is, the directors (as the policy makers for the Company) should be compensated primarily by the quality and financial performance of the Company and only secondarily by cash compensation. Accordingly, director compensation is divided into two components:

A.

Cash Compensation. Directors receive cash compensation based on meetings actually attended in person. The current compensation is $3,000 per regularly scheduled meeting attended and is an amount which was recommended to the Board by the Chief Executive Officer but which may be set at the Board’s discretion. Since 2002, the Company also chartered and created three Board committees: the Nominating and Corporate Governance Committee, the Compensation Committee and the Audit Committee. Beginning in 2008, the Chairman of the Audit Committee received an additional fee of $8,000 per year and the Chairmen of the Compensation and the Nominating and Corporate Governance Committees each received an additional fee of $4,000 per year. No additional payments are typically made to either committee members or the chairman of these committees.

B.

Equity Awards. Under the 2005 Plan approved by the Company’s shareholders, directors received a five-year stock option to purchase 15,000 shares of Common Stock, granted and issued on the day of the annual meeting of the shareholders each year with an exercise price set at the closing price of NHC’s Common Stock on that day. Such options expired at the end of five years and vest immediately upon grant. The 2010 Plan initially provided that instead of the stock option grant, each non-

employee director would receive 5,000 shares of restricted stock. Such restricted stock vested 20% each year for five years. Subsequently, on February 14, 2011, the 2010 Plan was amended to provide that directors who are not executive officers will receive a five-year stock option grant to purchase 7,500 shares of the Common Stock to be granted and issued on the day of the annual meeting of shareholders each year with an exercise price set at the closing price of NHC’s Common Stock on that day. Such options will expire at the end of five years and vest immediately upon grant.

On February 11, 2016, the Compensation Committee granted to each non-employee director a discretionary cash bonus of $125,000. These bonuses are used to encourage Board members to exercise the full amount of their outstanding options and thus increase their ownership in the Company. The Company believes that it helps align the directors’ interest with that of the shareholders by encouraging increased stock ownership.  The Board annually reviews its total compensation package in light of compensation paid to directors of comparable health care companies and has found its compensation comparable with similar companies. The Board, in its reviews of its total compensation, took the bonuses described above into account when comparing its compensation to the compensation paid to directors of comparable health care companies.

2016 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
(a)	(b)	(d)	(g)	(h)
J. Paul Abernathy, M.D.	26,000	33,866	125,000	184,866
W. Andrew Adams	22,000	33,866	125,000	180,866
Ernest G. Burgess III	22,000	33,866	125,000	180,866
Emil E. Hassan	26,000	33,866	125,000	184,866
Richard F. LaRoche, Jr.	34,000	33,866	125,000	192,866
Lawrence C. Tucker	22,000	33,866	125,000	180,866

(1) The directors were granted stock options to purchase 7,500 shares of Common stock on the date of the annual shareholders meeting – June 2, 2016. These stock option grants have been computed in accordance with ASC Topic 718, Compensation-Stock Compensation.

(2) Outside directors were each awarded a $125,000 bonus on February 9, 2016.

From time to time the Board may form independent committees. These committees are empowered to retain outside advisors and pay themselves additional compensation for their work. Mr. Robert G. Adams, as CEO of the Company, receives no compensation for service on the Board. Directors Abernathy, W.A. Adams, Burgess, Hassan, LaRoche and Tucker each attended four regular Board meetings in 2016, receiving $3,000 per meeting plus $10,000 one [special] meeting.

The Company’s directors do not participate in any other compensation plans or programs of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our Compensation Committee were officers or employees of the Company at any time during 2016. Mr. Burgess served as NHC’s Senior Vice President of Operations for 20 years before retiring in 1994 and Mr. LaRoche served 27 years with NHC as Secretary and General Counsel (14 years as Senior Vice President) before retiring in May 2002. None of the members of our Compensation Committee have a relationship requiring disclosure by the Company under Item 404 of Regulation S-K other than Mr. Burgess whose daughter serves as the administrator of a center that is an affiliate of NHC in Murfreesboro, Tennessee. During 2016, no executive officer of the Company served as a member of the board of directors or compensation committee of any other entity that had one or more executive officers serving as a member of our Board or Compensation Committee.

We have carefully considered these compensation programs, always taking into account shareholders' concerns and feel that our programs and the compensation which they produce for not only our Named Executive Officers but also partners in all areas of the Company and its subsidiaries are vital to our continuing efforts to obtain and retain our partners and improve our competitive position.

PROPOSAL I

ELECTION OF DIRECTORS

Pursuant to our Charter, the directors are divided into three groups. Each group is elected for a three-year term and only one group is up for election each year. At its November 3, 2016 meeting, the Nominating and Corporate Governance Committee voted to nominate three directors from the current class of directors for reelection to the Board, each to serve a term of three years or until their successors are duly elected and qualified. These currently serving directors are W. Andrew Adams, Ernest G. Burgess III, and Emil E. Hassan. They were unanimously approved on motion made by Director Hassan and seconded by Director Burgess.

In addition, in November 2016 the Board approved an increase of the size of the board from seven to eight directors and appointed Stephen F. Flatt as an inside director of the Company’s Board of Directors effective January 1, 2017. At its November 3, 2016 meeting, the Nominating and Corporate Governance Committee voted to nominate Mr. Flatt for election to the Board to serve a term of two years or until a successor is duly elected and qualified. He will therefore join the group of electors that will be up for election in 2019. He was unanimously approved on motion made by Director LaRoche and seconded by Director Tucker.

In February 2013, the Board amended the Company's Bylaws to provide that directors in uncontested elections will be elected by a majority of votes cast.  A majority of the votes cast means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that director nominee.  If a proxy does not specifically vote against the election of Mr. W.A. Adams, Mr. Burgess, Mr. Hassan or Mr. Flatt, your proxy holder intends to vote for the election of each to hold office as a director for a term of three years for Messrs. W.A. Adams, Burgess and Hassan and a two year term for Mr. Flatt, in each case until his successor has been duly elected and qualified. If the nominees become unavailable for any reason (which event is not anticipated), the shares represented by the enclosed proxy may (unless such proxy contains instructions to the contrary) be voted for such other person(s) as may be determined by the proxy holder, to the extent permitted under the Securities Laws.

In accordance with the Bylaw amendment, the Board will nominate for election or reelection as a director only candidates who agree to tender, promptly following their failure to receive the required vote for election or reelection at the next meeting at which they would face election or reelection, an irrevocable resignation that will be effective upon acceptance by the Board. In addition, the Board will fill director vacancies and new directorships only with candidates who agree to tender the same form of resignation, promptly following their appointment to the Board.

If an incumbent director fails to receive the required vote for reelection, then, within 90 days following certification of the shareholder vote, the Nominating and Corporate Governance Committee will act to determine whether to accept the director’s resignation and will submit the recommendation for prompt consideration by the Board, and the Board will act on the Committee’s recommendation. Thereafter, the Board will promptly disclose its decision-making process and decision regarding whether to accept the director’s resignation offer (or the reason(s) for rejecting the resignation offer, if applicable) in a Form 8-K furnished to the Securities and Exchange Commission (the “SEC”). Any director who tenders his or her resignation pursuant to this provision of our Bylaws may not participate in the Nominating and Corporate Governance Committee recommendation or Board action regarding whether to accept the resignation offer.

THE BOARD RECOMMENDS A VOTE "FOR" EACH OF THE DIRECTORS NOMINATED IN PROPOSAL I.

PROPOSAL II

APPROVE AN AMENDMENT TO OUR CHARTER

The Board has determined that it is advisable for general corporate purposes to increase our authorized common stock from 30,000,000 shares to 45,000,000 shares of common stock, par value $0.01 per share and has voted to recommend that our stockholders adopt an amendment to our Charter affecting the proposed increase. The full text of the proposed amendment to our Charter is attached to this proxy statement as Appendix A.  If approved by the stockholders, this amendment would become effective on filing the certificate of amendment with the Secretary of State of the State of Delaware.

As of the Record Date, there were approximately [15,179,930] shares of common stock issued and outstanding, and an additional [1,893,810] shares are reserved for issuance under the 2005 and 2010 Stock Option Plans. Accordingly, approximately [17,073,740] shares of common stock are available for future issuance.

The Board believes it continues to be in the best interest of the Corporation and its stockholders to have sufficient additional authorized but unissued shares of common stock available in order to provide flexibility for corporate action in the future.  The Company believes that the availability of additional shares is essential for the Company to successfully pursue its strategy. The Board believes it will enhance the Company’s flexibility in connection with general corporate purposes, such as equity offerings, stock splits, stock dividends and acquisitions or mergers. At the same time, the Board recognizes the potential dilutive impact issuing additional shares will have on the outstanding shares. The Board believes that the proposed increase in the authorized shares of common stock strikes an appropriate balance between these important interests. The Board will determine whether, when, and on what terms the issuance of shares may be warranted in connection with any of the foregoing purposes.

The Company has no current plan, commitment, arrangement, understanding or agreement regarding the issuance of the additional shares of common stock resulting from the proposed increase in authorized shares. The additional shares of common stock will be available for issuance by the Board for various corporate purposes, including but not limited to, stock splits, stock dividends, grants under employee stock plans, financings, potential strategic transactions, including mergers, acquisitions, strategic partnerships, joint ventures, divestitures, and business combinations, as well as other general corporate transactions, although the Company has no present plans to use them in any such regard.

The availability for issuance of additional shares of common stock could enable the Board to render more difficult or discourage an attempt to obtain control of the Company. For example, by increasing the number of outstanding shares, the interest of the party attempting to gain control of the Company could be diluted. Also, the additional shares could be used to render more difficult a merger or similar transaction.

If the proposed amendment is approved, all or any of the authorized shares of common stock may be issued without further action by the shareholders and without first offering such shares to the shareholders for subscription. The issuance of shares otherwise than on a pro-rata basis to all current shareholders would reduce current shareholders’ proportionate interests. However, in any such event, shareholders wishing to maintain their interests may be able to do so through normal market purchases.

The affirmative vote of a majority of the outstanding shares is required to approve the amendment to our Charter to effect the proposed increase in our authorized shares of common stock. Abstentions and broker non-votes (to the extent a broker does not exercise its authority to vote) will be treated as votes against this proposal.

The Board has unanimously adopted resolutions approving and recommending to the shareholders for their approval the Charter amendment. A majority of the shares of common stock issued and outstanding is required for the approval of the Charter amendment. The Board recommends a vote for the above proposal to approve the amendment to our Charter.

THE BOARD RECOMMENDS A VOTE “FOR” THE CHARTER AMENDMENT PROVIDED IN PROPOSAL II.

PROPOSAL III

APPROVAL OF THE “2017 NHC EXECUTIVE OFFICER PERFORMANCE BASED COMPENSATION PLAN”

Section 162(m) of the Internal Revenue Code of 1986 as amended (“Section 162(m)”) provides that compensation in excess of one million dollars paid for any year to a corporation’s chief executive officer and the four other highest paid executive officers at the end of such year (“Covered Employees”) will not be deductible for federal income tax purposes unless certain conditions are met.  One such condition is that the compensation qualifies as “performance based compensation.”  Section 162(m) provides, among other things, that shareholders must be advised of and approve the material terms of the performance goals under which compensation is to be paid, and under certain conditions must re-approve the material terms of the performance goals every five years.

The 2016 plan provided a Bonus Pool formed of two components as described in the Compensation Discussion and Analysis above. The 2017 Compensation Plan eliminates the base award.  Under the 2017 Compensation Plan, the Board will approve a pretax earnings goal.  If that pretax earnings goal is met, the annual pool for the bonus shall be calculated as follows: (i) first shareholders must receive a 13% return of beginning stockholders’ equity before any bonus is paid; (ii) then an “incentive bonus” pool will be allowed equal to 30% of the amount in excess of the 13% required shareholder return. In addition, the 2017 Compensation Plan changed the allocations of the Performance Based pool of the plan. Under the 2017 Compensation Plan the maximum allocation for the CEO would be up to 40% of the pool and the maximum allocation for each named Executive Officer would be up to 15% of the pool.

The “2017 NHC Executive Officer Performance Based Compensation Plan” was adopted by the Board at its meeting on October 17, 2016.  The Board is asking the shareholders to approve the 2017 Compensation Plan.  The 2017 Compensation Plan is attached hereto as Appendix B for your reference.

THE BOARD RECOMMENDS A VOTE "FOR" THE EXECUTIVE COMPENSATION PLAN PROVIDED IN PROPOSAL III.

PROPOSAL IV

ADVISORY VOTE ON COMPENSATION OF OUR

NAMED EXECUTIVE OFFICERS

The Company seeks your advisory vote on our executive compensation programs.  The Company asks that you support the compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis section and the accompanying tables contained in this Proxy Statement.  Accordingly, the Company is asking its shareholders to vote “FOR” the following resolution at the Meeting:

“RESOLVED, that the compensation paid to the Company's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K in the Company's proxy statement for the 2017 Annual Meeting of Shareholders, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Because your vote is advisory, it will not be binding on the Board or the Company.  However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

The Company has in the past sought and received approval from shareholders regarding the incentive plans that we use to motivate, retain, and reward our executives.  Those incentive plans, including the NHC Executive Officer Performance Based Compensation Plan, 2005 Stock Option, Employee Stock Purchase, Physician Stock Purchase and Stock Appreciation Rights Plan and 2010 Omnibus Equity Incentive Plan make up a majority of the pay that the Company provides to our executives.

Our Company has had a long-standing tradition of delivering performance results for our shareholders, customers and the community.  The executive compensation programs have played a material role in our ability to drive strong financial results and attract and retain a highly experienced, successful team to manage our company.

We believe that our executive compensation programs are structured in the best manner possible to support our company and our business objectives:

•

Our compensation programs are substantially tied into our key business objectives and the benefit to our shareholders.  If the value we deliver to our shareholders declines, so does the compensation we deliver to our executives.

•

 We maintain the highest level of corporate governance over our executive pay programs.

•

We closely monitor the compensation programs and pay levels of executives from companies of similar size and complexity, so that we may ensure that our compensation programs are within the norm of a range of market practices.

•

Our Committee and our Chief Executive Officer engage in a review process annually to address succession and executive development for our CEO and other key executives.

THE BOARD RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE COMPANY’S COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE ACCOMPANYING COMPENSATION TABLES AS PROVIDED IN PROPOSAL IV.

PROPOSAL V

ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Company would also like to seek your input regarding the frequency of future shareholder advisory votes on our executive compensation programs.  In particular, we are asking whether the advisory vote should occur every three years, every two years or every year.

We held our last advisory vote on the frequency of say-on-pay proposals in 2011, and based on the vote of our shareholders we concluded to hold an advisory vote on the compensation of our named executive officers every three years.  We are required to hold an advisory vote on the frequency of say-on-pay proposals every six years.  After careful consideration, the Board of Directors has determined that an advisory vote on executive compensation that occurs every three year continues to be the most appropriate alternative for the Company, and therefore the  Company asks that you support a frequency period of every three years (a triennial vote) for future non-binding shareholder votes on compensation of our Named Executive Officers.

A shareholder advisory vote on executive compensation is very important to the Company.  We appreciate the past approval of our incentive pay programs by our shareholders.  This has served both our Company and our shareholders well, ensuring a direct alignment between executive compensation and financial performance results.  Setting a three year period for holding this shareholder vote will continue to enhance shareholder communication by providing a clear, simple means for the Company to obtain information on investor sentiment about our executive compensation philosophy.  An advisory vote every three years will be the most effective timeframe for the Company to respond to shareholders’ feedback and provide the Company with sufficient time to engage with shareholders to understand and respond to the vote results.  The Company also believes a triennial vote would align more closely with the multi-year performance measurement cycle the Company uses to reward long-term business strategy, which is more appropriately reflected with a three-year timeframe.

THE BOARD RECOMMENDS A VOTE FOR A FREQUENCY OF “THREE YEARS” FOR FUTURE NON-BINDING SHAREHOLDER VOTES ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities and Exchange Act of 1934 as amended requires officers, directors, and persons who own more than 10% of the Company's equity securities to file statements of changes in beneficial ownership (Forms 4 or 5) with the SEC. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all such forms they file, and must make such filings with the SEC within 2 days of any applicable transaction. The Company reminds all of the officers and directors of this requirement monthly.

To the Company's knowledge and based on the review of the copies of such forms received by it and monthly statements provided by officers and directors, the Company believes that during 2016 all filing requirements applicable to its officers, directors, and greater than 10% beneficial owners were filed timely, except for one Form 4 for David Lassiter, one Form 4 for Judy Powell, and one Form 4 for Ernest Burgess that were each filed one day late. Pursuant to the hiring and promotion of certain Company officers Form 3s were filed although no trades occurred. One Form 3 filed for Jeffrey R. Smith was filed 2 days late and one Form 3 filed for “Andy” Flatt filed 3 days late.

SECURITIES OWNED BY DIRECTORS & OFFICERS

The following table presents the security ownership of management, showing the ownership of directors, Named Executive Officers and directors and executive officers as a group as of the end of business on [March 10, 2017].

Name of Beneficial Owner	Amount & Nature of Common Stock Beneficial Ownership(1)	Percent of Class
J. Paul Abernathy, M.D., Director	[243,355] (2)	[1.6%]
Robert G. Adams, Chairman	[417,466] (3)	[2.8%]
W. Andrew Adams, Director	[690,665] (4)	[4.5%]
Ernest G. Burgess III, Director	[125,121] (5)	[*]
Emil E. Hassan, Director	[75,509] (6)	[*]
Richard F. LaRoche, Jr., Director	[374,441] (7)	[2.5%]
Lawrence C. Tucker, Director	[165,000] (8)	[1.1%]
Donald K. Daniel, SVP & Controller, Prin. Accounting. Officer	[287,392] (9)	[1.9%]
Stephen F. Flatt, CEO & Director	[44,984] (10)	[*]
Charlotte A. Swafford, SVP & Treasurer	[251,123] (11)	[1.7%]
Michael Ussery, Chief Operating Officer & President	[143,229] (12)	[*]
Directors & Executive Officers as a Group (17 people)	(13)

* Less than 1%

(1) The percentages shown are based on [15,179,930] shares of Common Stock outstanding as of [March 10, 2017], plus, as to each individual listed, the number of shares of Common Stock deemed to be owned by such holder pursuant to Rule 13d-3 under the Exchange Act, assuming the exercise of options that are exercisable within 60 days.

(2) Includes [18,467] shares issuable upon the exercise of options.

(3) All of these shares are owned by trusts and partnerships of which Mr. R. G. Adams is the trustee or general partner.

(4) Includes [30,000] shares issuable upon the exercise of options. Of these shares, [35,407] common shares are owned by trusts and partnerships of which Mr. W.A. Adams is the trustee or general partner. In addition, [249,366] common shares have been pledged as security for a loan by Mr. W. A. Adams.

(5) Includes [30,000] shares issuable upon the exercise of options. Of these shares, [94,296] common shares are held in a margin account.

(6) Includes [30,000] shares issuable upon the exercise of options.

(7) Includes [37,500] shares issuable upon the exercise of options. Of these shares, [125,523] shares of Common Stock are owned by trusts and partnerships of which Mr. LaRoche is the trustee or general partner.

 (8) Includes [15,000] shares issuable upon the exercise of options.

(9) All of these shares are owned by partnerships of which Mr. Daniel is the general partner.

(10) Of these shares, [10,229] common shares have been pledged as security for a loan by Mr. Flatt.

(11) Of these shares, [92,272] shares of Common Stock are owned by a trust of which Ms. Swafford is the trustee. In addition, [29,000] common shares have been pledged as security for a loan by Ms. Swafford.

(12) Of these shares, [48] shares of Common Stock are in the name of a child.

(13) Includes [0] shares issuable upon the exercise of options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Persons

NHC employs four persons who are immediate family members of directors and/or executive officers as described in this Proxy Statement under the caption “Directors & Executive Officers of Registrant” and who receive in excess of $120,000 in salary and benefits. J. Buckley Winfree is the son-in-law of Robert G. Adams and is the Administrator of AdamsPlace in Murfreesboro, Tennessee, a wholly-owned subsidiary of NHC/OP, L.P., a wholly-owned subsidiary of NHC). Lynn B. Foster is the daughter of Ernest G. Burgess III and serves as Administrator of NHC HealthCare, Murfreesboro, which is managed by NHC. Both administrators are compensated in accordance with the same standards that are applied to administrators at NHC owned, managed or leased nursing facilities. Terry L. Leeman is the son-in-law of Robert G. Adams and is the Executive Director of Nutritional Support Services located in Knoxville, Tennessee. W. Robert Coggin, the son of D. Gerald Coggin, is employed at home office as the Safety and Facilities Services Coordinator. Gerald Coggin served as the Company’s Senior Vice President, Ancillary Services and Corporate Relations until his retirement on December 31, 2016.

National Health Investors, Inc.

In 1991, NHC formed NHI as a wholly-owned subsidiary. The Company then transferred to NHI certain healthcare facilities owned by us and distributed the shares of NHI to NHC’s shareholders. The distribution had the effect of separating NHC and NHI into two independent public companies. As a result of the distribution, all of the outstanding shares of

NHI were distributed to the then NHC investors. NHI is listed on the New York Stock Exchange and at December 31, 2016, NHC owned 1,630,642 shares (4.09%) of NHI’s outstanding Common Stock.

On October 17, 1991, concurrent with NHC’s conveyance of real property to NHI, the Company leased from NHI the real property of 40 long-term healthcare centers and three retirements centers. Each lease was for an initial term originally expiring December 31, 2001, with two additional five-year renewal terms at NHC’s option, assuming no defaults.

At December 31, 2016, we lease from NHI the real property of 35 skilled nursing facilities, seven assisted living centers and three independent living centers under two separate lease agreements. As part of the first lease agreement, we also sublease four Florida skilled nursing facilities to four separate corporations, none of which we own or control.

On January 1, 2007, a 15-year lease extension began which included three additional five-year renewal options. On December 26, 2012, NHC extended the lease agreement through the first of the three additional five-year renewal options, which extended the lease date through 2026. The two additional five-year renewal options on the lease still remain. Under the terms of the lease, base rent totals $30,750,000 with rent thereafter escalating by 4% of the increase in facility revenue over a 2007 base year. The percentage rent is based on a quarterly calculation of revenue increases and is payable on a quarterly basis. Percentage rent for 2016 was approximately $3,720,000.

On September 1, 2013 and under a second lease agreement, NHC began operating seven skilled nursing facilities in New Hampshire and Massachusetts. The 15 year lease term consists of base rent of $3,450,000 annually with rent escalating by 4% of the increase in facility revenue over a 2014 base year. Additionally, NHC has the option to purchase the seven facilities from NHI in the 13th year of the lease for a purchase price of $49,000,000.

National Health Corporation

National Health Corporation (“National”), which is wholly-owned by the National Health Corporation Leveraged Employee Stock Ownership Plan (“ESOP”), was formed in 1986 and served as NHC’s administrative general partner when it operated as a master limited partnership through December 31, 1997. Currently, NHC manages five centers for National under a management contract that has been extended until January 1, 2018.

In conjunction with NHC’s management contract, the Company has entered into a line of credit arrangement whereby amounts may be due to or from National from time to time. The maximum loan commitment under the line of credit is $2,000,000. There is no amount outstanding as of December 31, 2016. The interest rate on the line of credit is 85% of prime and the final maturity is January 1, 2018. During 1991, NHC borrowed $10,000,000 from National. The term note payable required quarterly interest payments at 8.5% until December 31, 2007 and at 85% of the prime rate thereafter. This note was renewed on January 1, 2008, with the entire principal due at maturity in 2018.  As of December 31, 2016, the outstanding balance on the term loan was $10,000,000 and NHC paid a total of $298,500 in interest to National during 2016.

National provides payroll services to NHC and provides employee fringe benefits. We pay to National all the costs of personnel employed for our benefit, as well as an administrative fee equal to 1% of payroll costs. At December 31, 2016 National owned 1,084,763 shares (or approximately 7.2%) of NHC’s outstanding Common Stock. Please refer to Note 2 of the consolidated financial statements of the 2016 Form 10-K for more detail regarding NHC’s relationship with National.

Policies and Procedures for Related Party Persons Review

The Audit Committee of our Board reviews and evaluates any transaction, arrangement or relationship in which NHC or any of its subsidiaries or affiliates is a participant and the amount involved exceeds $120,000 in which an executive officer, director, director nominee or 5% shareholder (or their immediate family members) (each of whom we refer to as a “related party”) has a direct or indirect material interest.

The Company’s related party policy is in writing and is a part of the Restated Audit Committee Charter which is published on our website. A related party transaction reviewed under the policy will be considered ratified if it is approved by the Audit Committee (the “Committee”) after full disclosure of the related party’s interest in the transaction. As appropriate for the circumstances, the Committee will review and consider:

•

the related party’s interest in the related party transaction;

•

the approximate dollar value of the amount involved in the related party transaction;

•

whether the transaction was undertaken in the ordinary course of the Company’s business;

•

whether the terms of the transaction are proposed to be, or were, entered into on terms no less favorable to the Company than terms that could have been, or have been, reached with an unrelated third party;

•

the purpose of, and the potential benefits to us of, the transaction;

•

whether any alternatives were considered that would not have involved a transaction with a related party; and

•

any other information regarding the related party transaction or the related party in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Committee may approve or ratify the transaction only if the Committee determines that, under all of the circumstances, the transaction is in the Company’s best interest. The Committee may impose any conditions on the Company in connection with the related party transaction that it deems appropriate.

SHAREHOLDER COMMUNICATIONS

The Board has adopted the “NHC Valuesline” program in order to enable employees, shareholders, and any other interested party to communicate (on a non-identifiable basis if so desired) with the NHC Compliance Officer, NHC executive officers, and the NHC Board. The Valuesline toll free number is 800-526-4064 and is answered by an independent contractor who transmits the communication to the Compliance Officer and establishes a date by which the caller can obtain a response to the communication, if so requested. The Compliance Officer will forward any inquiries to or about executive officers or directors to the Corporate Secretary, who will coordinate any necessary communication and response. All shareholder communications concerning officers, directors, or corporate board questions are relayed to the Board. The Compliance Officer meets at least annually with the Board in Executive Session.

SHAREHOLDER PROPOSALS

Proposals from shareholders intended for inclusion in the Proxy Statement and form of proxy for the 2018 annual meeting of shareholders must be received by the Company on or before December 5, 2017. Proposals submitted after December 5, 2017 will be considered untimely for the 2018 annual meeting of shareholders pursuant to SEC Rule 14a-8(e).

Your submission of any proposal will be reviewed in accordance with the procedures found in SEC Regulation 14a-8, which we will supply upon request. In addition, if the Company is not notified by February 18, 2018 of a proposal to be brought before the 2018 annual meeting by a shareholder, then proxies held by management may provide the discretion to vote against such proposal even though it is not discussed in the proxy statement for such meeting.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This practice, which is commonly referred to as “householding”, is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. NHC and some brokers household proxy materials unless contrary instructions have been received from the affected stockholders. NHC will promptly deliver, upon oral or written request, a separate copy of this proxy statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to NHC’s Secretary, John K. Lines, at 100 E. Vine Street Murfreesboro, TN 37130, telephone (615) 890-2020, and we will promptly deliver such materials to you. You may also contact the above if you (and other stockholders sharing the same address) are receiving multiple copies of proxy materials and wish to receive only one.

EXPENSES OF SOLICITATION

The total cost of this solicitation will be borne by the Company. As of the date of this proxy statement, we do not expect to pay any compensation for the solicitation of proxies, except to brokers, nominees and similar recordholders for reasonable expenses in mailing proxy materials to the beneficial owners of our common stock. The Company utilizes the services of Broadridge Financial Solutions to disseminate its proxy materials for an estimated cost of [$19,500.00]. In addition to use of the mail, proxies may be solicited by directors and officers of the Company personally and by telephone, telegraph, or facsimile transmission.

WEBSITE INFORMATION

The NHC website (www.nhccare.com) contains information on the Company, including public filings such as 10-Qs, 10-Ks, Statements of Beneficial Ownership, press releases and the like. We also maintain the following documents on the website, all of which we are incorporating herein by reference as though copied verbatim:

- The Restated Audit Committee Charter,

- The Compensation Committee Charter, Restated 2013

- The Nominating and Corporate Governance Committee Charter,

- Valuesline information, and

- The NHC Code of Ethics.

The Code of Ethics has been adopted for all employees, officers and directors of the Company. If there are any amendments or waivers to the Code of Ethics, it will be published on the website. In June 2015, and in connection with an overall review of its governance policies, the Board adopted a revised Code of Ethics & Business Conduct (the “Code”) that amended, restated, and replaced the prior Code of Ethics applicable to the Company. The revised Code consolidated the Code of Ethics & Business Conduct into one central document, as opposed to various provisions included in different places within the NHC Employee Handbook. The revised Code applies to all directors, officers and employees, emphasizes managerial leadership and responsibility, and clarifies reporting and investigation of violations of the Code. The amendment of the Code did not relate to or result in any waiver, explicit or implicit, of any provision of the previous Code of Ethics.  The Company posted on its website that it had adopted the revised Code on June 15, 2015.

Copies of any of these documents will be furnished, free of charge, to any interested investor upon receipt of a written request. Our press releases for at least the last three years can be accessed on the press release page and there are also listings of the various services that the Company provides, a listing of the facilities and their locations, information on long-term care insurance and job opportunities. The website is updated regularly for any SEC filings and press releases.

OTHER MATTERS

The Board knows of no other business to be presented at the Meeting, but if other matters do properly come before the Meeting, the persons named in the proxy will vote on such matters in accordance with their best judgment.

s/John K. Lines
John K. Lines, Secretary, SVP & General Counsel

April 4, 2017

Murfreesboro, Tennessee

Appendix A

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION OF

NATIONAL HEALTHCARE CORPORATION

National HealthCare Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

FIRST:  That the Board of Directors of the Corporation, in accordance with Section 242 of the DGCL, duly adopted resolutions approving a proposed amendment to the Certificate of Incorporation of the Corporation and calling for the submission of the proposed amendment to the stockholders of the Corporation for consideration thereof.

SECOND:  That thereafter, pursuant to resolutions of its Board of Directors, a meeting of the stockholders of the Corporation was duly called and held, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:  That, pursuant to resolutions of its Board of Directors, the Certificate of Incorporation of the Corporation is hereby amended by deleting Section 4.1 of Article 4 thereof and replacing it with the following:

4.1  Authorized Capital.  The maximum number of shares of stock which the Corporation shall have the authority to issue is forty-five million (45,000,000) shares of Common Stock, having a par value of $.01 per share, which shares shall not be subject to any preemptive rights, and twenty-five million (25,000,000) shares of undesignated preferred stock having a par value of $.01 per share.

FOURTH:  That the foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its authorized officer, this ____ day of __________, 2017.

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Appendix B

2017 NHC EXECUTIVE OFFICER PERFORMANCE BASED

COMPENSATION PLAN

BE IT RESOLVED that the Board of Directors of National HealthCare Corporation does hereby adopt and recommend ratification by the shareholders of the Company of the following “2017 NHC Executive Officer Performance Based Compensation Plan” (the “Plan”):

1.

Performance Incentive Bonus Pool (the “Pool”).   At the commencement of each calendar year, the Board shall approve a pretax earnings goal.  If the pretax earnings goal is met for the year, the annual Pool shall be calculated as follows:

*  Shareholders must first receive a required return equal to 13% of beginning stockholders’ equity

* An incentive bonus is then allowed equal to 30% of the amount in excess of the required return to shareholders.

2.

Stockholders’ Equity.  Stockholders’ equity is defined as total stockholders’ equity reduced by accumulated other comprehensive income.  Accumulated other comprehensive income is the unrealized earnings on marketable securities, net of income taxes.

3.

Eligible Officers.  The Plan shall be available for the five most highly compensated executive officers of the Company as elected from time to time by the Board.

4.

Classes of Participation.   The Chief Executive Officer shall be assigned a percentage of up to 40% of the annual incentive Pool and each other Named Executive Officer shall be assigned a percentage of up to 15% of the annual incentive Pool.

5.

Administration of Plan.  The Committee shall recommend to the Board the appropriate classification for each executive officer, which shall be done at the commencement of each calendar year or upon the retention of employment of an executive officer.  The Committee shall also consult with and advise management as to the allocation of the balance of the incentive Pool to other company employees.  The Committee shall have the full power to interpret and administer the Plan.  The Committee shall have the full power and authority to reduce or eliminate altogether any bonus created

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pursuant to the Plan, but shall not have the power to re-allocate any executive officer's reduced bonus to any other executive officer or to increase any executive officer's bonus in excess of the maximum allowable under the Plan.

This Plan was adopted and approved by the Board of Directors on the 17th day of October, 2016 and is being submitted for approved by the Company's shareholders at the Annual Meeting of Shareholders to be held on Tuesday, May 9, 2017.

/s/John K. Lines
John K. Lines, Secretary, SVP & General Counsel

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